UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 08/06/2008

LeMaitre Vascular, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33092

Delaware	04-2825458
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

63 Second Avenue

Burlington, MA 01803

(Address of principal executive offices, including zip code)

781-221-2266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 6, 2008, LeMaitre Vascular, Inc. (the “Company”) received a Staff Deficiency Letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, as a result of the resignation of David N. Gill as a director of the Company effective July 24, 2008, the Company was no longer in compliance with Nasdaq Marketplace Rule 4350(c)(1), which requires that a majority of the Company’s Board of Directors be comprised of independent directors, and Marketplace Rule 4350(d)(2)(A), which requires that the Company have an audit committee of at least three members, each of whom must be independent.

Consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), and as confirmed by the Nasdaq Staff Deficiency Letter, Nasdaq will provide the Company with a cure period in order to regain compliance with the Marketplace Rules as follows:

*	by the earlier of the Company’s next annual shareholders’ meeting or July 24, 2009; or

*	if the next annual shareholders’ meeting is held before January 20, 2009, then no later than January 20, 2009.

The Company has begun the process of identifying a qualified replacement to fill the vacancies left by the departure of Mr. Gill and expects to complete this process and provide evidence of its compliance with the Marketplace Rules to Nasdaq no later than the expiration of the above cure period. If the Company fails to regain compliance within this period, its common stock is subject to delisting upon notification of such a determination by Nasdaq staff, which determination may be appealed.

On August 8, 2008, the Company issued a press release announcing the receipt of the Nasdaq Staff Deficiency Letter. A copy of the press release is included with this report as Exhibit 99.1 hereto and is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: August 8, 2008	By:	/s/ Aaron M. Grossman
Aaron M. Grossman
Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated August 8, 2008